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                                                                 Exhibit (h)(10)

                                   SCHEDULE A

Money Market Master Portfolio
Prime Money Market Master Portfolio
Active Stock Master Portfolio
CoreAlpha Bond Master Portfolio
Government Money Market Master Portfolio
Treasury Money Market Master Portfolio
S&P 500 Index Master Portfolio
Bond Index Master Portfolio
LifePath Retirement Master Portfolio
LifePath 2010 Master Portfolio
LifePath 2020 Master Portfolio
LifePath 2030 Master Portfolio
LifePath 2040 Master Portfolio
LifePath 2050 Master Portfolio

Amended and approved by the Board of Trustees of Master Investment Portfolio on March 25-26, 2008.

Schedule A to Master Investment Portfolio Securities Lending Agreement